UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2007

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In 2001, Fifth Third Real Estate Investment Trust, Inc. (“Fifth Third REIT”), a Maryland corporation issued $425 million of tier 1 capital qualifying, non-cumulative preferred stock (“Series B Preferred Stock”) to a third party. On September 21, 2007, Fifth Third Bancorp, Fifth Third Bank, Fifth Third Mortgage Company, Fifth Third Capital Trust III, Fifth Third REIT, and the current holders of the Series B Preferred Stock, DB Holdings (New York), Inc. and Deutsche Bank Securities Inc., entered into an amendment to a Stockholders Agreement that governs the rights of the Series B stockholders. In accordance with the Stockholders Agreement, as amended, the holders of the Series B Preferred Stock now desire to sell, and the Fifth Third Mortgage Company, a wholly owned subsidiary of Fifth Third Bank and the holder of all of the outstanding shares of common stock of Fifth Third REIT, desires to purchase, all of the issued and outstanding shares of Series B Preferred Stock.

Fifth Third Mortgage Company’s purchase of the Fifth Third REIT Series B Preferred Stock is subject to regulatory approvals. Pursuant to the amended Stockholder Agreement, Fifth Third Mortgage Company will purchase the Fifth Third REIT Series B Preferred Stock on December 27, 2007.

As of June 30, 2007, the carrying value of the Series B Preferred had grown to approximately $670 million and is anticipated to increase to approximately $690 million by December 27, 2007. Consequently, the transaction will result in a reduction to Fifth Third Bank’s and Fifth Third Bancorp’s tier 1 capital in the fourth quarter of 2007 by approximately $690 million. The impact of this transaction on the Bancorp’s regulatory capital ratios is mitigated by the August 2007 issuance of $575 million of tier 1 capital-qualifying trust preferred securities by Fifth Third Capital Trust V, a wholly-owned non-consolidated subsidiary of the Bancorp. After completion of this transaction, Fifth Third Bancorp and Fifth Third Bank will continue to be “well-capitalized” according to the Federal Reserve Board’s guidelines.

In the event regulatory approval is not received, under the terms of the Stockholders Agreement, Fifth Third will purchase the Series B Preferred Stock for Floating Rate Capital Securities of Fifth Third Capital Trust III with an aggregate liquidation amount equal to the purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP (Registrant)

September 27, 2007	/s/ Christopher G. Marshall
Christopher G. Marshall